Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-210415) and related prospectus of Beacon Roofing Supply, Inc. (the “Company”) for the registration of 8,536,500 shares of its common stock. We also consent to the incorporation by reference therein of our report dated September 9, 2015, with respect to the consolidated financial statements of CDRR Investors, Inc. as of December 31, 2014 and 2013 and for the years then ended, which are included in Exhibit 99.2 to the Company’s Current Report on Form 8-K, dated September 9, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst &Young LLP

Dallas, Texas
May 6, 2016